Exhibit 99.1

Pyramid Breweries Inc. Reports Fourth Quarter and Year End 2007 Results

SEATTLE--(BUSINESS WIRE)--Pyramid Breweries Inc. (Pyramid) (NASDAQ:PMID), today announced results for the fourth quarter and year ended December 31, 2007. Pyramid reported a net loss of $1.8 million, or negative $0.20 per share for the quarter, compared to a net loss of $1.2 million, or negative $0.14 per share in the fourth quarter a year ago. Gross sales for the quarter were $12.2 million, a 2% decrease from gross sales for the fourth quarter of 2006, primarily attributable to the fact that Pyramid now contract manufactures Thomas Kemper Soda (TK Soda) and records the revenues and cost of sales as a net amount in gross sales.

For the year, Pyramid reported a net loss of $488,000, or negative $0.05 per share, compared to a net loss of $1.6 million, or negative $0.18 per share a year ago. The net loss in 2007 was positively impacted by the one-time gain on the sale of the TK Soda brand of $2.4 million, or $0.27 per share, recorded in the first quarter, net of transaction costs and adjustments of $224,000. Offsetting this was an increase in selling and marketing expenses due to expansion and brand building efforts, including costs associated with increased personnel, and asset impairment charges totaling $430,000 detailed in ‘Financial Highlights’ below. Gross sales for the year were $51.7 million, a 5% decrease from gross sales for 2006, primarily attributable to the fact that Pyramid now contract manufactures TK Soda, offset by increased beer shipments of 7% primarily due to increased Pyramid brand shipments.

Key Factors for the Fourth Quarter:

  Our beer shipments, led by our core Pyramid brand family, were up 7% in the fourth quarter as compared to the same period last year, generally consistent with the craft beer category growth rate in the West.
  Alehouse revenue was up 5% in the fourth quarter 2007 as compared to the same period last year.
  We sold the TK Soda brand in January 2007 in order to focus on our core beer business. While we are still manufacturing TK Soda under contract for the new owner, our soda revenue and margins are appreciably lower versus last year.

“Our fourth quarter beer volume was up and we held or improved market share in virtually every one of our Western markets except one, Washington, which dampened our total market share of the West given its size in the Western craft beer market,” said CEO Scott Barnum. “While this ‘home market’ softness was common to many of the large regional players in the West, we were particularly disappointed with our overall financial performance. We will be undergoing some significant changes in early 2008 to improve our cost structure without significantly affecting our beer volume momentum,” he added.

Financial Highlights – Fourth Quarter 2007 Compared to Fourth Quarter 2006:

Beverage Division:

  Although total beverage shipments for the quarter increased 4% to 58,000 barrels, beer shipments were up 7%, to 47,900 and were comprised primarily of the following:
--	Pyramid brand family shipments were up 7%, primarily driven by our flagship Hefeweizen.
--	MacTarnahan's brand shipments were up 18%, continuing its resurgence since relaunching in the first quarter of 2007.
  Gross revenue decreased 5% to $8.4 million primarily attributable to the fact that beginning in 2007, we now contract manufacture TK Soda as an agent, and as such, we record the revenues and cost of sales as a net amount in gross sales. Additionally, net contract manufactured and soda shipments decreased 600 barrels to 10,100 barrels for the quarter. Offsetting the decrease was an increase in beer shipments of 7% to 47,900 barrels, primarily due to increased Pyramid brand shipments.
  Gross margin dollars increased 1% to $2.2 million primarily as a result of a shift in our beer product mix to some of our higher margined brands, offset by decreases in soda gross margin due to reduced sales revenue per unit on TK Soda products under the contract manufacturing agreement and an asset impairment charge totaling $150,000 relating to the Berkeley Brewery bottling line filler which is being replaced by a new filler in March 2008.
--	Gross margin as a percentage of net sales for the current quarter increased to 28% from 27% in the prior year. A portion of this increase reflects the elimination of less profitable products and packages.

Alehouse Division:

  Gross revenue increased 5% to $3.7 million, primarily due an increase in sales at our Seattle and Walnut Creek alehouse locations.
  Operating loss increased to $274,000 from a loss of $6,000 a year ago. Sacramento and Portland alehouses contributed to the operating losses, primarily as a result of an asset impairment charge totaling $280,000 relating to the Sacramento alehouse due to continued weaker than expected results, offset by operating income in the Seattle, Walnut Creek and Berkeley alehouses.

Financial Highlights – Year ended December 31, 2007 Compared to Year ended December 31, 2006:

Beverage Division:

  Although total shipments for the year increased 1% to 245,300 barrels, beer shipments were up 7%, to 200,500 barrels, and were comprised primarily of the following:
--	Pyramid brand family shipments were up 7%, primarily driven by our flagship Hefeweizen.
--	MacTarnahan's brand shipments were up 8%, continuing its resurgence since relaunching in the first quarter of 2007.
  Gross revenue decreased 9% to $35.8 million primarily attributable to the fact that beginning in 2007, we now contract manufacture TK Soda as an agent, and we record the revenues and cost of sales as a net amount in gross sales. Additionally, net contract manufactured and soda shipments decreased 10,300 barrels to 44,800 barrels for the year. Offsetting this decrease was an increase in beer shipments of 7% to 200,500 barrels, primarily due to increased Pyramid brand shipments.
  Gross margin dollars increased 5% to $11.3 million primarily as a result of a shift in our beer product mix to some of our higher margined brands, offset by decreases in soda gross margin due to reduced sales revenue per unit on TK Soda products under the contract manufacturing agreement, and an asset impairment charge of $150,000 relating to the Berkeley Brewery bottling line filler which is being replaced by a new filler in March 2008.
--	Gross margin as a percentage of net sales for the year increased to 35% from 31% in the prior year. A portion of this increase reflects the elimination of less profitable products and packages.

Alehouse Division:

  Gross revenue increased 6% to $15.9 million, primarily due an increase in sales at our Seattle and Walnut Creek alehouse locations.
  Operating income decreased 39% to $457,000. Sacramento and Portland contributed to the operating losses primarily as a result of an asset impairment charge of $280,000 relating to the Sacramento alehouse due to continued weaker than expected results, offset by operating income in the Seattle, Walnut Creek and Berkeley alehouses.

Business Outlook

“Despite our aggressive investments in sales and marketing for brand building and expansion efforts made in 2007, we did not realize the top line growth we had anticipated due in part to a softening West Coast craft beer category and particularly soft Pyramid volume in our home Washington market,” stated CEO Scott Barnum. “Because of our continued high priority commitment to achieving bottom line profitability and the significant cost increases in our raw materials, we are making considerable changes to fundamentally improve our financial performance,” continued Barnum.

As a result, the Company has taken strong measures to streamline its cost structure and achieve profitability during a period where there have been major cost increases and availability challenges of key raw materials in 2008. These measures include:

  A significant pricing increase on beer across all brands/packages for the retail market and on food/beer in our Alehouses,
  A major expense reduction initiative projected to reduce our 2008 expenses that included targeted staff reductions affecting approximately 11% of our salaried workforce,
  A delay in our Eastern expansion to be even more focused on our core Western markets,
  Investment in a new bottling line filler in our Berkeley brewery, which will generate significant efficiencies, and
  Securing critical raw materials availability and pricing over the next several years.

As a result of our major expense reduction initiative, the Company recently initiated targeted staff reductions that are concentrated on aligning our sales headcount with a strategic refocus to our core Western markets, as well as lowering the overall cost structure in supporting departments. The Company estimates that the staff reductions are expected to be completed by early March 2008. The expense reduction initiative will allow the Company to provide both the necessary support to our core products and markets while affording an opportunity for improvement in profitability.

“We need to take these measures now to realign our cost structure, sales capabilities and focus. The actions are prudent and forward-looking but significant. This realignment is specifically tailored to help us continue our sales momentum in the West yet provide a clear path to sustainable profitability,” Barnum stated.

About Pyramid Breweries Inc.

Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival (“GABF”). Pyramid beers have received a total of 34 medals at the GABF. The brewery has also received a total of 9 medals in international competition at the World Beer Cup.

Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan’s Taproom brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.

Forward-Looking Statements

This release contains forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results.

Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

  increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours, reductions in distribution options through our independent distributors, increased competition from national restaurant chains with greater financial resources and greater economies of scale, inability of Pyramid to achieve anticipated cost reductions, changes in and compliance with governmental policies and regulations with respect to our products, including the adoption by the TTB of more restrictive application of the excise tax rules, competitive pressures that cause decreases in the selling prices of our products, declines in our operating margins due to the impact of increasing raw material, fuel costs and other factors, seasonal fluctuations due to higher sales during the summer months, acquisitions or divestitures that may adversely affect our financial condition, and the failure by us to perform under any of our agreements.

More information regarding factors which could impact future results are set forth in our SEC Filings, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.

Pyramid Breweries Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share amounts)

	Three months ended December 31,
	2007	2006
Gross sales	$12,179	$12,478
Less excise taxes	674	820
Net sales	11,505	11,658
Cost of sales	9,579	9,488
Gross margin	1,926	2,170
Selling, general and administrative expenses	3,683	3,312
Operating loss	(1,757)	(1,142)
Other expense, net	(57)	(72)
Loss before income taxes	(1,814)	(1,214)
Provision for income taxes	1	-
Net loss	$(1,813)	$(1,214)

Basic and diluted net loss per share	$(0.20)	$(0.14)
Weighted average basic and diluted shares outstanding	9,002	8,934

Operating data (in barrels):
Beer shipped	47,900	44,900
Contract manufactured and soda shipped[1]	10,100	10,700
Total shipped	58,000	55,600
	Year ended December 31,
	2007	2006
Gross sales	$51,655	$54,338
Less excise taxes	3,404	3,982
Net sales	48,251	50,356
Cost of sales	36,457	38,761
Gross margin	11,794	11,595
Selling, general and administrative expenses	(14,561)	(12,961)
Gain on sale of net assets	2,436	-
Operating loss	(331)	(1,366)
Other expense, net	(155)	(190)
Loss before income taxes	(486)	(1,556)
Provision for income taxes	(2)	(5)
Net loss	$(488)	$(1,561)

Basic and diluted net loss per share	$(0.05)	$(0.18)
Weighted average basic and diluted shares outstanding	8,986	8,872

Operating data (in barrels):
Beer shipped	200,500	187,900
Contract manufactured and soda shipped[1]	44,800	55,100
Total shipped	245,300	243,000

1 Prior year shipment data has been reclassified to conform to current year presentation. In the prior year, contract manufactured beer was included in total beer shipped. Current year contract manufactured and soda shipped includes soda which we began contract manufacturing for a third party in 2007 and contract manufactured beer.

Pyramid Breweries Inc.
Selected Balance Sheet Data
(In thousands)

	December 31,	December 31,
	2007	2006
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$201	$227
Other current assets	6,329	5,821
Fixed assets, net	25,996	26,284
Other non-current assets	1,350	1,708
Total assets	$33,876	$34,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$8,471	$7,468
Long-term debt	7,456	8,071
Non-current liabilities	679	1,023

Total stockholders' equity	17,270	17,478
Total liabilities and stockholders' equity	$33,876	$34,040

CONTACT:
Pyramid Breweries Inc.
Chief Financial Officer & Vice President of Finance
Michael O’Brien, 206-682-8322